Exhibit 4.11

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into effective as of November 16, 2004 by and between Nexus Telocation Systems Ltd., (hereinafter “Nexus”), a company organized under the laws of the State of Israel, with offices at 1 Korazin Street, Givatayim, Israel, and Egged Holdings Ltd. , a company organized under the laws of the State of Israel, with offices at 142 Menachem Begin St. Tel Aviv Israel (hereinafter the “Purchaser”) (each a “Party” and, together, the “Parties”).

W I T N E S S E T H

WHEREAS Nexus wishes that the Purchaser shall make an investment in Nexus, upon the terms and conditions set forth herein; and

WHEREAS The Purchaser wishes to make an investment in Nexus upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Agreement to Purchase and Sell

1.1

Shares.  Subject to and in accordance with the terms and conditions of this Agreement, Nexus shall sell and issue, and the Purchaser shall purchase, 28,571,429 Ordinary Shares of Nexus, nominal value NIS 0.03 each (such shares “Initial Shares”,  all shares to be issued to Purchaser under this Agreement, “Shares”), at a price per share of 8.4 US cents (US$0.084 (hereinafter, the “Price Per Share”), and a total consideration of 2,400,000 US dollars (US$ two million four hundred thousand) (hereinafter, the “Purchase Price”).  It is hereby agreed that within two months after the Closing Nexus may raise up to an additional 3,000,000 US dollars; of which DBSI Investments Ltd. may invest up to 1,000,000 US dollars and additional investors  may invest up to an additional 2,000,000 US dollars (“Additional Investors”).  It is hereby clarified that Egged may be part of the Additional Investors.  The Additional Investors will become a party to this Agreement by executing a Joinder Agreement in the form attached hereto as Exhibit 1.1.

1.2

Warrant. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing Nexus shall issue to the Purchaser a warrant to purchase such number of Ordinary Shares equal to the number of Initial Shares multiplied by 22% (the “Warrant Shares”).  The exercise price per Warrant Share shall be 8.4 US cents (US$0.084) (the “Warrant”). A form of the Warrant is attached hereto as Exhibit 1.2.

2.	Closing

	2.1	Closing Date.

Subject to the conditions set forth in Section 7 below, the consummation of the transaction contemplated hereby (hereinafter, the “Closing”) shall take place  at the offices of Yigal Arnon & Co., 1 Azrieli Center, Round Building, 46th Floor, Tel Aviv, Israel, upon fulfillment of all conditions to Closing (“hereinafter, the Closing Date”).

	2.2	Transfer of Funds and Issuance of Certificate.

The following instruments, agreements and documents shall be executed and delivered at the Closing and all such documents shall be deemed delivered simultaneously and all transactions contemplated hereby and thereby shall be deemed to take place simultaneously, and no such document shall be deemed delivered until all such transactions are completed and all such documents are delivered.

		2.2.1	The following deliveries will be made by Nexus to Purchaser at the Closing:

2.2.1.1

a certificate duly issued by Nexus substantially in the form attached hereto as Exhibit 2.2.1.1 to the effect that all conditions to Closing have been fulfilled and attaching any authorization required as a condition to Closing;

2.2.1.2

Nexus’ Board of Directors and Special meeting of Shareholders resolutions substantially in the form attached hereto as Exhibit 2.2.1.2a and Exhibit 2.2.1.2b; including issuance of the Shares to the name of the Purchaser adoption of amended Articles of Association, as set forth in Section 7.1 below and election of directors as set forth in 7.1 below;

2.2.1.3

a certificate duly issued by Nexus substantially in the form attached hereto as Exhibit 2.2.1.3, dated as of the Closing Date, with respect to the existing organization and registration of Nexus and attaching and certifying as to the accuracy of copies of Nexus’ Articles of Association, as amended to date, and resolutions of the Board of Directors and shareholders of Nexus authorizing the execution and delivery of this Agreement, and the completion of the transactions contemplated hereby and thereby;

			2.2.1.4	a legal opinion of Yigal Arnon & Co., counsel for Nexus, substantially in the form attached hereto as Exhibit 2.2.1.4, dated as of the Closing Date;

			2.2.1.5	Shares certificates for the Shares.

		2.2.2	The following deliveries will be made by Purchaser to Nexus at the Closing:

2.2.2.1

Subject to the provisions of Section 7 below, the Purchase Price shall be transferred to Nexus, by wire transfer into the account of Nexus at Bank Ha’Poalim, Branch 615, Account # 543210 or to any other bank account if Nexus shall instruct the Purchaser so in writing;

3.	Representations and Warranties of Nexus.

Nexus hereby represents and warrants to the Purchaser as at the date of this Agreement and as at the Closing Date as follows, and acknowledges that the Purchaser is entering into this Agreement based on such representations and warranties:

	3.1	Organization; Power; etc.

(a)

Nexus is a public company duly organized and validly existing under the laws of the State of Israel.  The updated correct Certificate of Incorporation, Memorandum of Incorporation and Articles of Association of Nexus are attached hereto as Exhibit 3.1a.

(b)

The Subsidiaries (as such term is defined in Section 3.3 below), are duly organized private companies, as set forth in Exhibit 3.1b.  The updated correct certificate of Incorporation, Memorandum of Incorporation and Articles of Association of such Subsidiaries are attached hereto in Exhibit 3.1b.

(c)

Subject to the provisions of Section 7 below, Nexus has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions of Section 7 below, the execution, delivery and performance by Nexus of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Nexus.  Subject to the provisions of Section 7 below and following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of Nexus, enforceable in accordance with its terms.

(d)

Nexus and its Subsidiaries (as defined below) materially complied with their material obligations and have not undergone an act of bankruptcy and to Nexus’ knowledge there is no current basis for an act of bankruptcy.

	3.2	Capitalization/Share Capital.

3.2.1

As of the date hereof, the authorized share capital of Nexus consists of 12,000,000 New Israeli Shekel divided into 400,000,000 Ordinary Shares, par value NIS 0.03 each, of which 170,450,517 Ordinary Shares are issued and outstanding on the date hereof. At the Closing the authorized share capital of Nexus shall consist of 24,000,000 New Israeli Shekel divided into 800,000,000 Ordinary Shares, par value NIS 0.03 each.  All of the issued and outstanding Ordinary Shares have been duly and validly authorized and issued, and are fully paid and non-assessable. Other than the outstanding options and warrants set forth in Exhibit 3.2 attached hereto, there are no outstanding or enforceable subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities, commitments, or any other agreements of any character for the purchase of or acquisition from Nexus of any securities including instruments convertible into, or exchangeable for, or evidencing the right to subscribe for, any Nexus Shares or securities.

	3.2.2	Exhibit 3.2 also contains a correct list of all material Shareholders of Nexus, including any holder of 5% or more of Nexus issued and outstanding Share Capital.

3.2.3

The exercise price of each option and/or warrant granted by Nexus, as set forth in Exhibit 3.2, is 4.4 US cents (US$ 0.044) or higher, it being understood that each option and/or warrant is exercisable into 1 (one) Ordinary Share par value NIS 0.03 of Nexus.  Some of such options and/or warrants have a cashless exercise mechanism.

3.3	Subsidiaries.

Attached hereto as Exhibit 3.3 is a correct list of all the Subsidiaries of Nexus (hereinafter, the “Subsidiaries”) and the description of equity holdings of each Subsidiary.

3.4	The Shares

3.4.1

Each of the Shares and shares resulting from the exercise of the Warrant which will be issued to the Purchaser according to this Agreement, when issued as provided for herein, will be duly authorized, validly issued, fully paid, and non assessable, and free and clear of liens, security interests, pledges, charges, claims, encumbrances, pre-emptive rights, or any other third party rights of any kind.

	3.4.2	As of the date hereof, the Initial Shares shall constitute 14.36% of the issued and outstanding share capital of Nexus.

3.4.3

The Shares will be freely transferable, subject to limitations under applicable law and, upon effectiveness of the registration pursuant to §5 below, fully tradable without any limitation on their transferability subject to limitations under applicable law.

3.5	Public Reports

	3.5.1	Nexus’ shares are traded on the OTC Bulletin Board under the symbol NXUS.OB.;

3.5.2

Nexus has fulfilled all material obligations imposed on it as a public company under Israeli and US law, including obligations imposed on it as being listed on the OTC Bulletin Board as aforesaid, including but not limited to filing of all required reports and disclosures to its shareholders and the Securities and Exchange Commission (“SEC”) and is not aware of any grounds for removing it from trade on the OTC Bulletin Board.

	3.5.3	A correct copy of Nexus’ financial reports and each of the Subsidiaries for June 30, 2004, are attached hereto as Exhibit 3.5.3.

3.5.4

Any and all of Nexus’ reports and all filings issued or published by Nexus including the financial reports set forth in Section 3.5.3 above, have been true and complete, as of the date of filing, and there has been no event since such reports and since the last report or disclosure to the SEC which constitutes a material adverse change in the business, financial condition, operations, results of operations of Nexus or its Subsidiaries or that makes such reports untrue or incomplete;

	3.5.5	None of the Subsidiaries are publicly traded.

3.5.6

Since the financial reports of June 30, 2004, (Exhibit 3.5.3), there has not been any material adverse change in the business, assets, condition (financial or otherwise), or operations of Nexus and/or its Subsidiaries, taken by each of them, or as a whole, except as disclosed in Exhibit 3.5.6.

3.6	Authorizations

Except for the authorizations specifically listed in Section 7 below, no authorization, approval, order, license, permit or consent of, or filing or registration with,  any national, municipal or local government, governmental or regulatory body, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, all whether domestic or non-Israeli (hereinafter: “Governmental Body”), or consent of any other person, is required in connection with the execution, delivery and performance by Nexus of this Agreement and consummation of the transactions contemplated hereby.

3.7

The registration rights under Section 5 hereto are identical to the registration  rights granted by Nexus to its Shareholders: Pelephone Communications Ltd., Clal Information Technologies Ltd., Polar Communications Ltd., M. Vertheim (Holdings) Ltd., Erdinast – Ben Nathan Trustees Ltd., Dror Goldman Ltd., Gadi Aviram Ltd. and I. Brandes Ltd. (hereinafter: the “Pointer Shareholders”), except for the period in which the Form F-3 of the Pointer Shareholders is to be filed with the SEC and the priority in registration granted to the Pointer Shareholders over any shares to be issued after the date of a Share Exchange Agreement executed on April 25, 2004, with the Pointer Shareholders.

3.8	Litigation

Except as detailed in Exhibit 3.8, there is no claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, before any national, state or provincial, local or other Governmental Body or other forum pending against Nexus and/or any of the Subsidiaries (any such, a “Claim” or “Claims”) and Nexus has no knowledge of any such threatened Claims.

3.9	Intellectual Property Rights

To the knowledge of Nexus, Nexus and its Subsidiaries own, or has the right to use pursuant to a valid, legal, binding and enforceable license (which is in full force and effect and has not been breached by Nexus or its Subsidiaries or, to the knowledge of Nexus, by any other party thereto), all intellectual property rights necessary for or used in the operation of the business as currently conducted and as presently contemplated to be conducted by Nexus’ and/or its Subsidiaries present management.

3.10	Contracts

3.10.1

Neither Nexus nor any of the Subsidiaries is a party to any material contract or arrangement (written or oral), other than those listed in the list attached hereto as Exhibit 3.10. Without derogating from the generality of the previous sentence, the following shall be deemed material contracts:

3.10.1.1

any agreement (or group of related agreements), including for lease, purchase or sale of supplies, products, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Nexus and/or its Subsidiaries;, or involve consideration in excess of $100,000;

		3.10.1.2	any agreement concerning a partnership or joint venture;

3.10.1.3

any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a lien or any encumbrance on any of its assets, tangible or intangible;

		3.10.1.4	any agreement concerning noncompetition, not including employment agreements;

		3.10.1.5	any agreement with any interested party in Nexus and/or its Subsidiaries;

		3.10.1.6	any agreement with any key employee including the agreement with Nexus’ Chief Executive Officer;

3.10.1.7

any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

		3.10.1.8	any collective bargaining agreement; if any.

3.10.1.9

any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance or retirement benefits in excess of $100,000.

		3.10.1.10	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business in excess of $100,000;

3.10.1.11

any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Nexus or its Subsidiaries; or

		3.10.1.12	any other agreement (or group of related agreements) the performance of which involves consideration in excess of $200,000.

	3.10.2	Nexus has delivered to Purchaser a correct and complete copy of each agreement listed in Exhibit 3.10 hereto (as amended to date). With respect to each such agreement:

		3.10.2.1	the agreement is legal, valid, binding, enforceable, and in full force and effect, except as disclosed in Exhibit 3.10;

		3.10.2.2	to the knowledge of Nexus after due inquiry being made there will be no change in any term of the agreements as a result of the consummation of the transactions contemplated hereby;

3.10.2.3

to the knowledge of Nexus after due inquiry being made no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

		3.10.2.4	to the knowledge of Nexus after due inquiry being made no party has repudiated any material provision of the agreement.

3.11	Permits; Compliance with Law

Nexus and all of the Subsidiaries have complied in all material respects with the terms of, all consents, licenses, certificates, registrations, approvals, authorizations or permits issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any law (each, a “Permit”) required under any applicable law. Neither Nexus nor any of the Subsidiaries has received any Claim arising out of the failure to obtain any Permit. The business of Nexus or any of its Subsidiaries has not been, and is not being, conducted in material violation of any applicable law including any such laws relating to protection of the environment or the use or disposal of hazardous materials. None of the Permits will terminate, fail or lose effect as a consequence of the transactions contemplated by this Agreement, including the transactions described in § 6.5 and 7.6 below.

3.12	Taxes

3.12.1

Nexus and each of the Subsidiaries have filed or caused to be filed all Tax Returns (as defined below) which were required to be filed prior to the date hereof in respect of all Taxes (as defined below). Each such Tax Return is complete and accurate in all material respects, and Nexus has paid or made suitable provision in its financial statements for the payment of (i) all Taxes shown to be due on such Tax Returns, (ii) assessments received with respect thereto, and (iii) any Taxes which otherwise may be due with respect to periods ending on or prior to the date hereof.

“Tax Returns” shall mean all federal, state, foreign, provincial and local tax (including income tax, value added tax and stamp tax) returns, notices, reports and computations.

“Taxes” shall mean all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains (capital or otherwise), withholding, payroll, property, value-added, sales, use, supplies, net wealth, net worth, asset value, turnover, added value, benefits provided or deemed by applicable law to be provided to employees or any other matter, and statutory, franchise, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including social security contributions), customs, import and excise taxes, duties and assessments in each case, applicable to Nexus or its Subsidiaries whenever imposed and in respect of any person (including an obligation to contribute to the payment of such on a consolidated, combined or unitary basis) and any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

3.12.2

Nexus and its Subsidiaries have not received notice of any Claims or assessments pending or threatened for Taxes against Nexus and its Subsidiaries for periods ending on or before the date hereof. The last tax report filed by Nexus is in connection with the fiscal year 2002.

3.12.3

No Tax Return of Nexus and its Subsidiaries is currently under audit or examination by any Governmental Body, or, to the knowledge of Nexus, proposed to be audited or examined, and neither Nexus nor any of the stockholders thereof knows of any threatened Tax related Claims or assessments against Nexus and its Subsidiaries. Nexus and its Subsidiaries have not received notice of any proposed deficiency in respect of any Taxes or raising any other questions with respect to any of its Tax Returns.

3.13	Grants, Incentives and Subsidies

3.13.1

Attached hereto as Exhibit 3.13 is a correct and complete list describing all pending and outstanding Grants (as defined below) to Nexus and its Subsidiaries (a grant to a subsidiary of Nexus shall be deemed a grant to Nexus and the representations and warranties herein shall apply mutatis mutandis), including the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Nexus with respect to royalties, or the outstanding amounts to be paid to the Office of the Chief Scientist, Israeli Ministry of Industry and Trade, by Nexus and the composition of such obligations or amount by the product or product family that it relates to;

“Grant” shall mean any grant, tax benefit, incentive or subsidy from any Israeli or other Governmental Body, including (a) “Approved Enterprise Status” from the Investment Center of the Israeli Ministry of Industry and Trade; and (b) grants from the Office of the Chief Scientist, Israeli Ministry of Industry and Trade;

3.13.2

Nexus has made available to Purchaser, prior to the date hereof, correct copies of all applications for Grants submitted by Nexus and its Subsidiaries and of all letters of approval, and supplements thereto, granted to Nexus, including those approved and appearing in the Grants Schedule.

3.13.3

Nexus and its Subsidiaries are in material compliance with the terms and conditions of the Grants and have duly fulfilled all the undertakings relating thereto in all material respects. To Nexus’ knowledge, after due inquiry being made, there is no event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

	3.14	Guaranties

Nexus and its Subsidiaries are not a guarantor or are otherwise liable for any liability or obligation (including indebtedness) of any other person, except as disclosed in Schedule 3.14.

3.15

Nexus has disclosed to Egged all material and pertinent information regarding Shagrir Towing Services Ltd. and Shagrir (1985) Ltd. including all findings relating to due diligence inspections (financial, legal and others) conducted by, or for, Nexus.

	3.16	Disclosure

This Agreement, together with any Schedule hereto, does not contain an untrue statement of a material fact, or omit any statement of a material fact required to be stated or necessary in order to make the statements contained herein not misleading.

4.	Representations and Warranties of the Purchaser.

The Purchaser (and if the Purchaser is more than one entity, each of the entities comprising the Purchaser) hereby represents and warrants to Nexus as to itself that as at the date of this Agreement and as at the date of Closing as follows and acknowledges that Nexus is entering into this Agreement based on such representations and warranties:

	4.1	Organizations; Power.

	(a)	The Purchaser is a duly organized, validly existing and in good standing under the laws of the State of Israel.

(b)

Subject to the provisions of Section 7 below, the Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions of Section 7 below, following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Subject to the provisions of Section 7 below, no consent or other approval is necessary on the part of the Purchaser for the consummation of the transaction contemplated hereby or the implementation thereof. Subject to the provisions of Section 7 below, the performance by the Purchaser of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of the Purchaser.

4.2

Authorization of Agreement. Subject to the provisions of Section 7 below, the execution, delivery and performance by the Purchaser of this Agreement and consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Purchaser. It is hereby clarified that the Purchaser intends to receive the approval of its Board of Directors to the transactions contemplated hereby, within seven days from the date hereof. If no notice is received by Nexus it will be deemed that such approval has been granted. Nothing herein shall be deemed however as an obligation of Purchaser to receive such approval.

4.3

Purchase for Investment. The Purchaser is acquiring all of the Shares to be acquired by it hereunder for its own account for investment and without a view to the distribution or resale of such Shares, it being understood that this Section 4.3 shall not prevent the Purchaser from selling or otherwise disposing of any of the Shares, at its sole discretion, in any transaction which does not violate the United States Securities Act of 1933, as amended (hereinafter the “Securities Act”).

4.4

U.S. Federal Securities Laws. The Purchaser has been made aware that none of the Shares acquired hereunder including shares under the Warrant, may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “sale”), except in compliance with (i) United States Federal Securities laws (which generally provide for a 12 month waiting period before resale of restricted securities), (ii) state blue sky laws.

4.5	Legend on Shares. The Purchaser is aware that the certificate representing the Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”) and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective Registration Statement under the securities act, (2) to the extent applicable, an exemption pursuant to Rule 144 under Securities Act (or similar rule under the Securities Act relating to the disposition of securities) or (3) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel for issuer, that an exemption from registration under the Securities Act is available. The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with the Securities Act.”

4.6

Due Diligence Review. Without derogating from Nexus’ obligations under Section 3 above, Purchaser acknowledges and warrants that it reached an informed and knowledgeable decision to invest in Nexus as a result of careful consideration review and legal, financial and commercial due diligence of Nexus, and confirms that to the best of its knowledge it has received all information requested by it from Nexus.

5.	Registration Rights.

5.1

Definitions. As used in this Agreement, the term (A) “Registrable Securities” means (i) the Shares and the Warrant Shares purchased by the Purchaser and any additional shares which may be issued by Nexus in the Round of Financing; as defined in Section 6.6; (ii) shares to be issued to the Purchaser as a result of the exercise of an option granted to the Purchaser under an investment agreement entered into between Pointer (Eden Telecom Group) Ltd. the Company and the Purchaser, dated as of the date hereof; and (iii) any securities issued or issuable with respect to shares acquired by Purchaser by way of bonus shares, share splits, share conversions on account of the Shares and/or the Warrant Shares; the term “Securities Act” means the U.S. Securities Act of 1933, as amended; the term “registration” means registration under the Securities Act; and the term “Commission” means the U.S. Securities and Exchange Commission; (B) “Underwritten Offering” means a registration in connection with which securities are sold to an underwriter for re-offering to the public pursuant to an effective Registration Statement; and (C) “Pointer Registrable Securities” means the Ordinary Shares and Warrants issued to the shareholders of Pointer (Eden Telecom Group) by Nexus pursuant to a certain Share Exchange Agreement, dated April 25, 2004.

5.2

Registrable Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been effectively registered under the Securities Act and/or any other applicable securities law, although they will again become Registrable Securities if later deregistered.

5.3

Registration. Within 4 months after the Closing Date, Nexus will file a Registration Statement on Form F-3 with respect to all of the Registrable Securities (the “Registration Statement”) with the Commission. Nexus shall make its best efforts to have such registration Statement declared effective by the Commission as soon as practicable thereafter. Nexus agrees to use its best efforts to keep the Registration Statement continuously effective for a period of 36 months following the date on which the Registration Statement is initially declared effective or such shorter period when all of the shares covered by the Registration Statement have been sold pursuant to the Registration Statement. Nexus further agrees, if necessary, to supplement or amend the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by Nexus for such Registration Statement or by the Securities Act or by any other rules and regulations there under for registration.

Nexus shall not be required to keep the Registration Statement effective between March 15 and June 30 of each year. Nexus shall (i) notify the Purchaser in writing at least 30 business days in advance, if the Registration Statement’s effectiveness is to be suspended and (ii) immediately notify the Purchaser upon the Registration Statement becoming effective again.

5.4.

The Purchaser may not participate in any Underwritten Offering hereunder unless the Purchaser (i) agrees to sell its Registrable Securities on the basis provided in any underwriting agreements entered into in connection therewith and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other customary documents required under the terms of such agreements.

5.5

Registration Expenses. Nexus shall bear and be responsible for all registration expenses incurred in connection with the transactions described herein. Registration expenses include all expenses incident to Nexus’ performance of or compliance with this Agreement, including without limitation expenses incurred in connection with the preparation of a prospectus. Notwithstanding the foregoing, however, all underwriters’ discounts and commissions in respect of the sale of Registrable Securities shall be paid by the Purchaser and the holders of the Pointer Registrable Securities, pro rata in accordance with the number of shares sold in the offering, and the Purchaser shall bear the expense of its legal counsel, if separate from Nexus’ legal counsel.

5.6

Nexus undertakes not to register for trade, prior to the registration of the Registrable Securities, any shares to be issued after the date of this Agreement. Without derogating from the provisions of §5.3 above, the Purchaser acknowledges that Nexus has a prior agreement and commitment to the holders of the Pointer Registrable Securities to register the Pointer Registrable Securities prior to the registration of the Registrable Securities.

5.7	Nexus will keep the Purchaser advised in writing as to the initiation of such registration and as to the completion thereof. At its expense, Nexus will:

5.7.1

Furnish to the Purchaser such numbers of copies of the Registration Statement in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

5.7.2

Notify the Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

5.8	Indemnification.

5.8.1

Nexus Indemnity. Nexus will indemnify the Purchaser and the Purchaser’s officers, directors and partners, and each person controlling the Purchaser, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any prospectus, offering circular or other document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Nexus of the Securities Act including any rule or regulation thereunder applicable to Nexus relating to action or inaction required of Nexus in connection with any such registration, qualification or compliance, and will reimburse the Purchaser, its officers, directors and partners, and each person controlling the Purchaser, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Nexus will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission so made in strict conformity with written information furnished to Nexus by the Purchaser or underwriter, if any, and stated to be specifically for use therein, and provided further that Nexus will not be liable in any such case if a settlement was effected without the prior written consent of Nexus, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser, the underwriter, or any controlling person of the Purchaser or the underwriter, and regardless of any sale in connection with such offering by the Purchaser. Such indemnity shall survive the transfer of the securities by the Purchaser.

5.8.2

Purchaser Indemnity. The Purchaser shall indemnify and hold harmless Nexus, any underwriter for Nexus and each person, if any, who controls Nexus or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which Nexus, any such underwriter or any such controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) Purchaser’s untrue statements of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented, or (ii) Purchaser’s omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and the Purchaser will reimburse Nexus, any such underwriter and each such controlling person of Nexus or any such underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, that such untrue statement or omission is contained in any information so furnished in writing by the Purchaser to Nexus specifically for inclusion in the Registration Statement or prospectus and that such information was reasonably relied upon by Nexus for use in the Registration Statement, prospectus or to the extent that such information related to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Purchaser expressly for use in the Registration Statement, form of prospectus; provided, however, that the indemnity shall not apply to amounts paid in settlement of any losses if such settlement is effected without the prior written consent of the Purchaser. In no event shall the liability of the Purchaser hereunder be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation; and in case that no sale of Registrable Securities occurred, then the liability shall not exceed the average value of the securities within the first three months after the registration.

5.9

Information by Purchaser. The Purchaser shall furnish to Nexus such information regarding the Purchaser, the Registrable Securities held by it and the distribution proposed by the Purchaser as Nexus may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

5.10

Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, Nexus agrees to:

		5.10.1	Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

		5.10.2	File with the Commission in a timely manner all reports and other documents required of Nexus under the Securities Act and the Exchange Act;

5.10.3

So long as a holder of Registrable Securities owns any Restricted Shares (i.e. shares required to bear a legend restricting their transferability), furnish to such holder forthwith upon request a written statement by Nexus as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Nexus, and such other reports and documents so filed as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such shares without registration.

5.11

Transfer or Assignment of Registration Rights.  The Purchaser may assign its rights to register Registrable Securities pursuant to this Agreement to a transferee of all or any part of its Registrable Securities, on condition that such transferee shall fully undertake and comply with all limitations and obligations set herein. The transfer shall be effective only if (i) within twenty (20) days after such transfer, the transferor or transferee furnishes Nexus with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and (ii) the transferee provides Nexus with its written agreement to be bound by this Agreement.

6.	Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1

Following the execution of this Agreement and prior to the Closing Date, Nexus and the Subsidiaries shall, to the extent practicable given Nexus or its Subsidiaries cash position, (i) operate the business of Nexus and the Subsidiaries only in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (“Ordinary Course of Business”); and (ii) use their reasonable efforts to preserve the business and the goodwill of its employees, suppliers and customers generally and to retain its relationships with such parties generally.

6.2

Without derogating from the provisions of §6.1 above, prior to the Closing Date, Nexus shall not take any material action that might prejudice the consummation of the transactions contemplated by this Agreement, including any action that may have the following consequences on Nexus or any of the Subsidiaries, but not including any action noted below as required to be taken for consummation of the Pointer Transaction (as defined in Section 6.6 below), and the Shagrir Transaction, (as defined in Section 6.6 below):

		6.2.1	Distribution of dividends or other benefit to shareholders (as such terms are defined in the Companies Law).

		6.2.2	Entry into or amendment of any shareholders agreement to which Nexus is a party (excluding the Recanati Agreement).

6.2.3

Issuance of new shares or any other securities convertible into shares excluding issuance of new shares and other securities convertible into shares under the Pointer Transaction and the Shagrir Transaction.

6.2.4

Approval of material transactions which are not in the ordinary course of business of Nexus and Pointer, including, the sale and/or pledge of a substantial amount of the assets, material acquisition of businesses or companies or material investments, in other businesses or companies, reorganization, merger, amalgamation, spin-off, de-merger, entering into new fields of business, cessation of activities, dissolution, material transactions with interested parties (as such term is defined in the Companies Law), except for creation of pledges and the granting of securities in connection with the Pointer Transaction and the Shagrir Transaction.

	6.2.5	The amendment of the Articles of Association of Nexus or Pointer, other than pursuant to this Agreement, the Pointer Transaction and the Shagrir Transaction.; and

	6.2.6	The entry into any agreement or commitment by it to do any of the things described in this §6.2.

6.3

Following the execution of this Agreement and prior to the Closing Date, Egged shall be entitled to appoint one representative in a nonvoting observer capacity (“Observer”) to the board of directors of Nexus and any subsidiary of Nexus in which Nexus holds at least 51% of the outstanding Share capital on a fully diluted basis.  The Observer shall receive notice of all official proceedings of the board of directors and copies of all other materials sent to members of the Board and shall be entitled to participate in any board of directors meetings, but who shall have no right to vote on any matters voted upon by the board of directors.  The quorum for voting in any board of directors meeting shall include the Observer, however if the Observer is not present within half an hour an adjourned meeting may be held at such time and the presence of the Observer shall not be required. If requested, the Observer shall agree to be bound by a reasonable confidentiality agreement.

6.4	Notice of Certain Events

Between the date of this Agreement and the Closing, Nexus shall promptly notify Purchaser in writing, and shall provide Purchaser with any information the Purchaser reasonably request, upon Nexus becoming aware of the occurrence of any of the following: (i) the commencement of any material proceeding or litigation at law or in equity or before any Governmental Body involving Nexus and/or any of its Subsidiaries or the conduct of their Business; (ii) a material violation by Nexus and/or any of its Subsidiaries (or notice of potential violation) of any law that could have an adverse effect on the business of Nexus and/or any of  its Subsidiaries or that could impair the ability of the Purchaser or Nexus and/or Pointer to consummate the transactions contemplated in this Agreement; (iii) the commencement or threat of any Claims, investigations or proceedings against, relating to, involving or otherwise affecting any Party, which may impair the ability of the Purchaser or Nexus and/or Pointer to consummate the transactions contemplated in this Agreement; (iv) any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; (v) ; (v) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated in this Agreement; or (vi) any other event which has had or might reasonably be expected to have a material adverse effect on Nexus and/or  any of its Subsidiaries, including any circumstance, change or effect that, either individually or in the aggregate with all other circumstances, changes or effects Nexus and/or any of its Subsidiaries.

	6.5	Raising Additional Funds to Nexus and Pointer (Eden Telecom Group) Ltd.

The Purchaser acknowledges that at the Closing Nexus intends to raise from other investors additional funds both directly in Nexus and in its subsidiary Pointer (Eden Telecom Group) Ltd. by way of issuance of shares and convertible debentures, as set forth in Exhibit 6.5 (“Pointer Transaction”). In the event Nexus shall raise money in this round (i.e. prior to the completion of the purchase of the assets and activities of Shagrir Towing Services Ltd. and Shagrir (1985) Ltd. (“Shagrir Transaction”) (the “Round of Financing”) in terms and conditions more favorable to such investors, than the Purchaser shall be immediately entitled to such more favorable terms and conditions.

	6.6	Consents, Waivers and Filings

Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement.  Without limiting the foregoing, the Parties shall cooperate to obtain from all relevant third parties and Governmental Bodies, all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable law and to attempt to remove or vacate any legal prohibition or impediment to the consummation of the transactions contemplated hereby.

7.	Conditions to Closing

The obligations of the Purchaser under this Agreement are subject to the fulfillment on or before the Closing, of each of the following conditions:

7.1

The transactions contemplated hereby were approved by Nexus’ shareholders, including the election of Directors, as set forth in Exhibit 7.1(a) and the amendment of Nexus Articles of Association pursuant to Exhibit 7.1 (b) and the Pointer (Eden Telecom) Ltd. Articles of Association pursuant to Exhibit 7.1(c);

7.2

Nexus shall have complied in all material respects with its covenants and agreements set forth in this Agreement, except as to those covenants and agreements to be performed or observed after the Closing Date, and Purchaser shall have received a certificate duly signed by Nexus to such effect;

	7.3	The Board of Directors of Purchaser approved the transactions contemplated by this Agreement as set forth in Section 4.2 above;

7.4

All representations and warranties of Nexus set forth herein shall be true and correct in all material respects as of the Closing Date, with the same effect as if made at and as of the Closing Date, and Purchaser shall have received a certificate signed by Nexus to such effect;

7.5

No order, injunction or decree shall have been issued and be continuing before a court and no action, suit or proceeding by any governmental authority shall have been instituted or threatened which questions or attacks the validity or legality of the transactions contemplated hereby or seeks to restrain or prevent the consummation of the acquisition of its assets pursuant to this Agreement or the other transactions contemplated hereby;

7.6

Closing of the Shagrir Transaction.  Nexus shall raise, at the Closing, the funds required for the closing of the purchase of the activities and assets of Shagrir Towing Services Ltd. and Shagrir (1985) Ltd., including the obtaining of the required bank finance, as described in Exhibit 6.5, pursuant to terms and conditions reasonably satisfactory to Purchaser.  Nexus shall inform the Purchaser seven days prior to such closing. Immediately upon receipt of such notice and provided all other pre-closing or closing conditions as applicable were met, including receipt of the approval of the Antitrust Commissioner to such transaction as detailed in Section 7.8 below, the Purchase Price will be deposited by the Purchaser in escrow with Yigal Arnon & Co.  The Purchase Price will be transferred by Yigal Arnon & Co. to Nexus upon the Closing of the transactions contemplated herein with Nexus.  In the event that the Closing does not occur up to 45 days Yigal Arnon & Co. will return the Purchase Price to Purchaser.

7.7

Nexus shall deliver to the Purchaser a copy of the approvals of the transactions contemplated hereby from: (i) the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel; and (ii) the Investment Center.

7.8

Approval of Anti-Trust Controller. The approval of the Anti-Trust Controller shall be obtained by the Parties to the proposed transaction.  In the event that the approval of the Anti-Trust Controller shall include any material limitations and/or conditions on Nexus or any of its Subsidiaries or on Egged, Nexus or Egged, as applicable, shall have the right not to consummate the transactions hereby contemplated, and the Parties shall have no claims and/or demands to each other in such event.

	7.9	Shareholders Agreement. Purchaser shall have entered with DBSI Investments Ltd. into a shareholders agreement in the form attached hereto as Exhibit 7.9.

7.10

Pointer Agreement. Purchaser shall have entered with Pointer (Eden Telecom) Ltd.  into an investment agreement and a convertible loan agreement in the forms attached hereto as Exhibit 7.10a and Exhibit 7.10b and the articles of association of Pointer were amended as required under such agreements.

	7.11	Purchaser did not terminate this Agreement pursuant to Section 8 below.

8.	Termination

Without derogating from any remedy under law, each of the Parties may terminate this Agreement by a written notice to the other Party, as the case may be, at any time prior to the Closing, as provided below:

8.1	The Purchaser and Nexus may terminate this Agreement by mutual written consent;

8.2	The Purchaser may terminate this Agreement, by giving written notice to Nexus, in any of the following events:

8.2.1

If Nexus or any of the Subsidiaries:  (1) is dissolved; (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy  or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidation, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a creditor or secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such creditor or secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

8.3

The Purchaser and Nexus may each terminate this Agreement if the Closing shall not have occurred on or before the 120th  day  after the date of this Agreement (or such later date as may be designated by mutual written agreement of the Parties) by reason of the failure of any condition precedent under Section 7 above.

8.4	Nexus and the Purchaser may each terminate this Agreement by giving written notice by one to the other, as applicable, in the event set forth in Section 7.8 above.

8.5	Effect of Termination.

If any Party terminates this Agreement under this Section 8, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach) and each Party shall restitute to the other Party, no later than 30 Business Days following the date of receipt of the notice of termination by all other Parties, any funds or rights transferred under this Agreement.  Costs of such return of rights shall be equally borne by the Parties.

9.	Dispute Resolution

	9.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof other than when application of Israeli law would render this Agreement, or any material provision herein, void or unenforceable.

	9.2	Submission to Jurisdiction

Each of the Parties submits to the exclusive jurisdiction of any court sitting in Tel Aviv, Israel, in any action or proceeding arising out of or relating to this Agreement.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced anywhere in the world by suit on the judgment or in any other manner provided by law or in equity.

	9.3	Arbitration

Arbitration. Notwithstanding Section 9.2 above, any claims in direct or indirect connection with this Agreement shall be exclusively resolved by arbitration in accordance with this Section 9.3.  Any such arbitration shall be conducted in the Hebrew language in Tel Aviv, Israel, by a single arbitrator who is an attorney admitted to practice in Israel and appointed by the President of the Israeli Bar Association, unless the Parties agree on the identity of the arbitrator within 15 days of a request for arbitration.  The arbitrator shall not be bound by rules of civil procedure or the principals governing admissibility of evidence.  The arbitrator shall have the right to order discovery.  This Section 9.3 shall be deemed Arbitration agreements.

Interim Relief. Notwithstanding anything in this Section 9, each Party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until an arbitrator is appointed.  The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

Arbitral Award.  The award of the arbitrator shall be issued in a written opinion, which shall set forth the arbitrator’s finding of facts and conclusions, and shall be conclusive and binding upon the Parties.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction.  The arbitrator shall have the right to order injunctive relief and the payment of attorney’s fees, costs and other damages.

10.	Miscellaneous.

	10.1	Relationship of the Parties

This Agreement shall not create an agency, partnership, employer-employee or joint venture relationship between the Parties or any employees of the Parties, and nothing hereunder shall be deemed to authorize any Party to act for, represent or bind the others except as expressly provided in this Agreement.

10.2	No Benefit to Others

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and shall not be construed as conferring any rights on any others.

10.3	Integration of Terms

This Agreement (including its Exhibits) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior drafts, agreements, understandings, promises, representation, warrant and covenant, whether written or oral, between the Parties with respect to the subject matter hereof. Drafts exchanged during the negotiations of this Agreement shall not be used to construe the intentions of the Parties.

10.4	Entire Agreement.

Subject to the provisions of §10.11 below, this Agreement including its Exhibits constitutes the sole understanding of the Parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

10.5	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

10.6	Construction

	10.6.1	The recitals and schedules hereto consist an integral part hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

	10.6.2	The headings in this Agreement and their associated numbers are included for ease of reference only and shall have no legal, constructive or interpretive effect.

	10.6.3	The word “including” shall mean including without limitation.

10.6.4

The word “person” shall mean any legal entity, including an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body;

10.6.5

This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.6.6

Nothing in any of the Exhibits hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

10.6.7

Any $ amount in this Agreement shall mean the NIS equivalent of such U.S $ amount at the value of such amount pursuant to the last Representative Rate published by the Bank of Israel prior to such date. Any payment made after 12:00 AM shall be deemed pursuant to the Representative Rate published at the end of such business date.

10.7	Taxes; Expenses.

	10.7.1	Stamp tax shall be borne by the Parties in equal parts.

	10.7.2	All amounts herein are VAT inclusive (if applicable) the amount of VAT or any other transfer Taxes payable in connection with the transactions contemplated hereby.

	10.7.3	Each of the parties hereto shall bear its own expenses relating to this Agreement.

10.8	Specific Performance

Each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

10.9

No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

10.10

No Broker. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person, is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement.

10.11	Integrated Obligations

The Parties’ obligations under this Agreement are integrated obligations. In addition, this Agreement and the Pointer Agreement, as defined in Section 7.10 above, and all agreements ancillary thereto (other than the Shareholders Agreement entered into on November 16, 2004 between Purchaser and DBSI), shall at all times be deemed a single agreement. Thus, inter alia, any breach of one of such documents shall be deemed also a breach of the other.

10.12

Notices. Any notice, request, instruction or other document (each, a “notice”) to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

If to Nexus to:
Nexus Telocation Systems Ltd.
1 Korazin Street
Givatyim, Israel
Fax number: 972-3-5719698

With a copy to:
Yigal Arnon & Co.,
1 Azrieli Center, Tel Aviv
Fax number: 972-3-6087713
Attn. Orly Tsioni, Adv.

If to the Purchaser:
Egged Holdings Ltd.
142 Menachem Begin Road
Tel Aviv, Israel
Fax number: 972-3-6965354
Attn. Opher Linchevski

With copy (which shall not constitute a notice) to:
Caspi & Co.
Attention: Ami Gilad, Adv.
33 Yavetz St., Tel Aviv 65258 Israel
Fax: +972 (3) 796-1340

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WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

NEXUS TELOCATION SYSTEMS LTD.	EGGED HOLDINGS LTD.

By:	By:

Title:	Title:

Name:	Name: